As filed with the Securities and Exchange Commission on July 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the SECURITIES ACT OF 1933

NIQ Global Intelligence plc

(Exact Name of Registrant as Specified in Its Charter)

Ireland	Not applicable
( State or Other Jurisdiction of Incorporation or Organization )	( I.R.S. Employer Identification No.)

200 West Jackson Boulevard

Chicago, IL 60606

312-583-5100

(Address of Principal Executive Offices) (Zip Code)

NIQ Global Intelligence plc 2025 Equity Incentive Plan

(Full Title of the Plan)

James Peck

Chief Executive Officer

NIQ Global Intelligence plc

200 West Jackson Boulevard

Chicago, IL 60606

312-583-5100

(Name, Address and Telephone Number of Agent for Service)

with copies to:

Craig Marcus, Esq. Thomas Fraser, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000	John Blenke, Esq. Chief Legal Officer NIQ Global Intelligence plc 200 West Jackson Boulevard Chicago, IL 60606 312-583-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such information has been or will be delivered to participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by NIQ Global Intelligence plc (the “Registrant”) with the Commission are incorporated herein by reference:

(1)

The Registrant’s Prospectus dated July  22, 2025 and to be filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1 as amended (Registration No. 333-288376).

(2)

Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on July 22, 2025 (File No. 333-288376), which contains the audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(3)

The description of the Registrant’s ordinary shares, $0.00001 nominal value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 23, 2025 and any other amendments or reports filed for the purpose of updating such description (File No. 001-42763).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

To the fullest extent permitted by Irish law, the Registrant’s Articles of Association confer an indemnity on its directors and officers. However, this indemnity is limited by the Irish Companies Act 2014, or the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its Articles of Association or any contract between the company and the director or company secretary. This restriction does not apply to the Registrant’s executives who are not directors of the Registrant, the company secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Act. The Registrant’s Articles of Association also contain indemnification and expense advancement provisions for persons who are not its directors or company secretary.

The Registrant is permitted under its Articles of Association and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers, employees and agents. The Registrant has obtained and expects to continue to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of Irish law.

Additionally, the Registrant and certain of its subsidiaries have entered into agreements to indemnify the Registrant’s directors to the maximum extent allowed under applicable law. These agreements, among other things, will provide that the Registrant will indemnify its directors for certain expenses, judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in its right, on account of any services undertaken by such person on its behalf or that person’s status as its director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers, and controlling persons against certain liabilities, including liabilities under the Securities Act. Please see the form of underwriting agreement previously filed as Exhibit 1.1 to the Registration Statement on Form S-1 (File No. 333-288376) filed on July 14, 2025.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Memorandum and Articles of Association (previously filed as Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-288376) filed on July 14, 2025 and incorporated herein by reference).

4.2	NIQ Global Intelligence plc 2025 Equity Incentive Plan (previously filed as Exhibit 10.19 to the Registration Statement on Form S-1 (File No. 333-288376) filed on July 14, 2025 and incorporated herein by reference).

5.1	Opinion of Arthur Cox LLP

23.1	Consent of Independent Registered Public Accountant

23.2	Consent of Arthur Cox LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on this 24th day of July, 2025.

NIQ Global Intelligence plc

By:	/s/ Michael Burwell
Name:	Michael Burwell
Title:	Chief Financial Officer

* * *

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael Burwell and John Blenke, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of NIQ Global Intelligence plc, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Peck James Peck	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 24, 2025

/s/ Michael Burwell Michael Burwell	Chief Financial Officer (Principal Financial Officer)	July 24, 2025

/s/ Jamie Palm Jamie Palm	Chief Accounting Officer (Principal Accounting Officer)	July 24, 2025

/s/ Christopher Egan Christopher Egan	Director	July 24, 2025

/s/ Racquel Harris Mason Racquel Harris Mason	Director	July 24, 2025

/s/ Ralf Klein-Bölting Ralf Klein-Bölting	Director	July 24, 2025

/s/ Samuel Allen Hamood Samuel Allen Hamood	Director	July 24, 2025

/s/ Todd Lachman Todd Lachman	Director	July 24, 2025

/s/ Elizabeth Lempres Elizabeth Lempres	Director	July 24, 2025

/s/ Julien Lo Julien Lo	Director	July 24, 2025

/s/ Christopher Pike Christopher Pike	Director	July 24, 2025

/s/ David Rawlinson David Rawlinson	Director	July 24, 2025

/s/ Charlotte Simonelli Charlotte Simonelli	Director	July 24, 2025

/s/ Gabriela Weiss Gabriela Weiss	Director	July 24, 2025

/s/ John Blenke John Blenke	Authorized Representative in the United States	July 24, 2025